Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Form S-8 (File No. 333-279088 and 333-279089) of our auditor’s report dated August 15, 2024 with respect to the consolidated financial statements of New Horizon Aircraft Ltd. as at May 31, 2024 and for the year ended May 31, 2024, as included in the Annual Report on Form 10-K/A of New Horizon Aircraft Ltd. for the year ended May 31, 2024 as filed with the United States Securities and Exchange Commission (“SEC”).

We also consent to the reference to us under the caption “Experts” in such Registration Statements.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 14, 2025
Mississauga, Canada

MNP LLP
Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, L5B 3C2	T: 416.626.6000 F: 416.626.8650

MNP.ca